UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  June 29, 2012

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA  94085
(Address of Principal Executive Offices, including zip code)

(408) 530-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 29, 2012, MIPS Technologies, Inc., a Delaware corporation (“MIPS”) entered into a License Agreement (“License Agreement”) with Broadcom Corporation, a California corporation (“Broadcom”).

Pursuant to the terms of the License Agreement, the parties have agreed, among other things, that (1) MIPS grants Broadcom and its affiliates a worldwide, fully paid-up,  non-exclusive license, without the right to sub-license, under patents owned or licensable by MIPS for the purpose of making, having made, using, selling, offering for sale and importing Broadcom products; (2) Broadcom will pay MIPS $26.5 million in cash and provide other consideration; (3) MIPS grants Broadcom a multi-year license extension, including some pre-paid support and maintenance, to the currently existing MIPS Architecture and cores licenses for MIPS-based products, plus provides other consideration; (4) MIPS will release Broadcom, its affiliates, and their customers and suppliers from, and covenants not to assert, any and all claims that MIPS may have for infringement of patents owned or licensable by MIPS to the extent such infringement arises from Broadcom products; (5) Broadcom will release MIPS and MIPS' affiliates from any and all claims for indemnification by Broadcom and its affiliates arising in connection with certain patents; and (6) the License Agreement shall expire upon the expiration of the last to expire of the patents being licensed to Broadcom under the License Agreement.

Broadcom has been a licensee of MIPS technology since 1998.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: July 3, 2012	By:	/s/ GAIL SHULMAN
Name: Gail Shulman
Title: Vice President, General Counsel & Secretary